Exhibit 99.1

For information, contact:

Investors -- Doug Pike (713) 309-4590

Media -- Susan Moore (713) 309-4645

Millennium Restatement, Lyondell Fourth Quarter 2004 Earnings Guidance, and Webcast Schedule Announced

HOUSTON (February 1, 2005) -- Millennium Chemicals Inc. today announced that it will restate its financial statements for the five-year period ending December 31, 2003, and the first three quarters of 2004, to recognize an increase currently estimated to be $59 million in its recorded liabilities for environmental remediation. Millennium does not expect to incur the majority of the cash expenditures relating to this liability until later in the decade.

This adjustment will not affect the earnings of Lyondell Chemical Company (NYSE: LYO) for any period. Millennium was acquired by Lyondell on November 30, 2004, and is now a wholly owned subsidiary.

Lyondell Fourth-Quarter 2004 Earnings Guidance and Purchase Accounting Impacts

Lyondell announced today that its current estimate of Lyondell's fourth-quarter earnings is $10 million to $20 million or 5 cents to 10 cents per share. This estimate includes a non-cash charge currently estimated to be $64 million to account for purchased in-process research and development as required by generally accepted accounting principles. This charge is related to the purchase accounting resulting from the acquisition of Millennium, and is not subject to tax. Based on approximately 208 million average outstanding shares in the fourth quarter, this charge reduces diluted fourth-quarter earnings by 31 cents per share.

Lyondell's fourth-quarter estimates also include the following pretax charges: $12 million related to the early retirement of Lyondell debt, and $12 million reflecting a portion of future insurance premiums expected to be paid to industry mutual insurance consortia.

Acquisition-related costs of $70 million incurred by Millennium were accrued by Millennium prior to the November 30, 2004 close of the transaction. These costs will be reflected by Lyondell as an assumed liability in the acquisition and will not impact Lyondell's fourth-quarter 2004 consolidated earnings. Additionally, $20 million of transaction costs incurred by Lyondell have been included in Lyondell's purchase costs for the acquisition of Millennium and will not impact Lyondell's fourth-quarter 2004 results.

A discussion of Lyondell operating results will be held as previously scheduled at 11:30 a.m. EST on February 3, 2005, after Lyondell's fourth-quarter earnings have been announced.

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ABOUT LYONDELL

Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a significant producer of gasoline blending components. The company has a 58.75 percent interest in LYONDELL-CITGO Refining LP, a refiner of heavy, high-sulfur crude oil. As a result of Lyondell's November 30, 2004 acquisition of Millennium Chemicals Inc., Millennium and Equistar Chemicals, LP are wholly owned subsidiaries of Lyondell. Lyondell is a global company operating on five continents and employs approximately 10,000 people worldwide.

FORWARD LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements, including, but not limited to, Lyondell's earnings guidance, and the information regarding the restatement of Millennium's financial statements for prior periods and the impact thereof. Forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially based on factors including, but not limited to, the timing and nature of the final resolution of the accounting matters discussed in this release and the related teleconference. Until the restatement of Millennium's financial statements for prior periods has been completed, no assurance can be given with respect to the financial statement adjustments, the impacts resulting from such adjustments or the periods affected by such adjustments. Other factors that may affect actual results include the following: availability, cost and price volatility of raw materials and utilities; uncertainties associated with the U.S. and worldwide economies; current and potential governmental regulatory actions; terrorist acts; international political unrest; operating interruptions; legal, tax and environmental proceedings; cyclical nature of the chemical and refining industries; competitive products and pricing; industry production capacities and operating rates; supply/demand balances; risks of doing business outside of the U.S.; access to capital markets; technological developments; and other risk factors.  All of such forward-looking statements are based upon the current beliefs and expectations of management, and are subject to significant risks and uncertainties. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Lyondell and Millennium Annual Reports on Form 10-K for the year ended December 31, 2003 (in the case of Millennium, as amended), the Lyondell and Millennium Quarterly Reports on Form 10-Q for the quarter ended September 30, 2004, and the Lyondell and Millennium Annual Reports on Form 10-K for the year ended December 31, 2004, which will be filed with the SEC in March 2005.

SOURCE: Lyondell Chemical Company; Millennium Chemicals Inc.